Exhibit 99.1

MISTRAS Announces Fourth Quarter and Full Year 2022 Results
Significantly Improved Quarterly Operating Profit and Net Income Growth
Fourth quarter Gross Profit expands 130 basis points, Operating Income increases 152%
2022 Full Year Net Income of $6.5 million, a 68% increase from the prior year
Continued deleveraging, with $11 million of full year debt repayments

PRINCETON JUNCTION, N.J., March 8, 2023 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its fourth quarter and year ended December 31, 2022.

Highlights of the Fourth Quarter 2022*
•Revenue of $168.2 million, met the mid-point of management’s most recent guidance
•Gross profit of $50.9 million, with gross profit margin of 30.3%, a 130 basis points increase
•Income from Operations of $5.8 million, a 151.9% increase
•Net Income of $2.8 million or $0.09 per diluted share, both up significantly

Highlights of the Full Year 2022*
•Revenue of $687.4 million, up 1.5%, yet a 3.7% organic increase excluding the impact of unfavorable foreign currency exchange**
•Gross profit of $198.2 million, up 0.5% with gross profit margin of 28.8%
•Income from Operations of $19.8 million, a 9.0% increase
•Net Income of $6.5 million or $0.21 per diluted share, up 68.4% and 61.5%, respectively

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.
** Foreign currency exchange impact is calculated by converting current period financial results in local currency, using the prior period exchange rates, and comparing this amount to the current period financial results in local currency using the current period exchange rate.

For the fourth quarter of 2022 consolidated revenue was 168.2 million, a 1.7% decline, yet an 0.8% increase excluding the impact of unfavorable foreign currency exchange of $4.4 million. Fourth quarter 2022 gross profit increased 2.7% as compared to the year ago period, primarily due to lower employee benefit expenses and an improved sales mix in the current year. Selling, general and administrative expenses in the fourth quarter of 2022 were $42.3 million, down from $42.8 million in the fourth quarter of 2021, reflecting the continued emphasis on cost discipline.

For the full year, revenue of $687.4 increased 1.5% as reported, yet an increase of 3.7% excluding the impact of unfavorable foreign currency exchange of $15.2 million. Revenue growth reflects continued recovery in the Company’s primary end markets, with as reported Oil and Gas revenue up 5.7% and Aerospace and Defense revenue up 17.8%. For the full year 2022, gross profit increased $1.0 million, with gross profit margin of 28.8% compared to 29.1% in the prior year. On a full year basis in 2022, selling, general and administrative expenses were up just 3.3%, despite the prior year benefiting from temporary COVID-19 cost reductions. Income from operations was $19.8 million for the full year 2022, compared to $18.2 million in 2021. Net income was $6.5 million for the full year 2022, compared to net income of $3.9 million in 2021. Adjusted EBITDA was $58.2 million for 2022 compared to $63.0 million for full year 2021.

Chief Executive Officer Dennis Bertolotti commented, “As a result of a solid fourth quarter, we met our most recent top-line and exceeded our bottom-line guidance for the year. We continued to organically grow revenue despite the adverse impact of foreign currency exchange, while significantly improving profitability. Upstream, midstream and downstream revenue were all up in 2022, driven by continued improvement at our customers and strong demand for our services. Aerospace and Defense revenue was also up for the year, led by strength in commercial aerospace, offset by project delays in defense revenue during the fourth quarter. Gross margin improved to over 30% for the second consecutive quarter, in part due to pricing actions taken earlier in the year, helping to offset the wage inflation that we have been absorbing, in addition to lower employee benefit expenses. With these customer pricing actions now in place, we expect some tailwinds to both recurring revenue and gross margin for 2023. In the fourth quarter of 2022, we were able to leverage our gross profit margin expansion into a 152% increase in operating income, through continued cost discipline, with selling, general and administrative expenses down from the year ago quarter despite the impact of inflationary costs. Our financial strength was also significantly improved over the prior year, with net debt reduced to $170.8 million from $178.5 million at the end of last year. Over the past four years, gross debt has decreased by almost $100 million and our leverage ratio is the lowest level it has been since immediately prior to the Onstream acquisition in December of 2018. Additionally, our bank refinancing completed in August 2022 added incremental capacity to our total available credit while also providing more favorable credit terms and further improving our financial flexibility.”

Mr. Bertolotti additionally commented on the Company’s progress noting, “I am proud of our organization, which has once again overcome economic challenges to generate profitable growth in 2022. We remain focused on our objective to return our results to pre-pandemic levels through growth in our core markets, expansion into adjacent markets, and the introduction of new technologies to capitalize on emerging opportunities in the markets we serve. We have kicked off our operational review with AlixPartners, which we will refer to as Project Phoenix. This review is designed to accelerate profitable growth and meaningful adjusted EBITDA improvement opportunities while also identifying steps to achieve sustained cost savings. We are laser‐focused on taking steps to position us for success to drive shareholder value. We will provide updates on the status of this project throughout 2023 as they become available.”

Mr. Bertolotti further continued, “Our core markets have shown a resiliency, and we are seeing a surge in demand for our more recently launched state-of-the-art data solutions offerings. I am pleased to announce that we have surpassed our goal of installing 100 patented Sensoria™ Wind Blade Monitoring systems in 2022, having installed systems on over 130 wind turbines this year. This significant milestone demonstrates our commitment to providing exceptional value to our renewable energy customers, by enhancing their uptime and safety. Moreover, our data solutions offerings which serve our core markets have experienced strong demand with the MISTRAS Digital field execution platform and OneSuite asset protection software ecosystem leading the charge. Customers who have adopted both applications are now embracing our revolutionary technology as a bundled solution at an ever-increasing number of sites. We are excited to offer our clients yet another solution that maximizes their asset protection and operational efficiency and further supports our brand promise of: One Source for Asset Protection Solutions. Having implemented OneSuite at over 160 customer sites and issued licenses to more than 1,200 individual subscriptions, the adoption of OneSuite and its suite of 90 integrated applications - now combined with MISTRAS Digital - is setting a new standard in the industry. We are confident that our recent accomplishments signify substantial progress towards achieving our vision of becoming the go-to integrated-solution partner.”

Performance by certain segments during the fourth quarter was as follows:

Services segment fourth quarter revenues were $138.1 million, down 2.2% from $141.1 million in the prior year quarter and down 1.2% excluding the impact of unfavorable foreign currency exchange. For the fourth quarter, gross profit was $40.7 million, compared to $38.8 million in the prior year. Gross profit margin was 29.5% for the fourth quarter of 2022, a 200 basis point improvement from 27.5% in the fourth quarter of the prior year. This increase was primarily due to lower employee benefit expenses and improved sales mix.

International segment fourth quarter revenues were $29.0 million, up 1.5% from $28.5 million in the prior year quarter and up 12.3% excluding the impact of unfavorable foreign currency exchange. The increase was due to timing of projects and continued recovery in the Aerospace business. International segment fourth quarter gross profit margin was 28.5%, compared to 28.0% in the prior year.

The Company generated $26.4 million of net cash from operating activities in 2022, compared with $42.3 million in 2021, with the decline primarily due to an increase in working capital, most notably an increase in days sales outstanding (“DSO”). The Company is focused on reducing DSO during fiscal 2023. Free cash flow was $13.0 million for the year ended December 31, 2022, compared with $23.0 million for the year ended December 31, 2021. Free cash flow in the current year was reduced by a $4.5 million payment related to the CARES Act employer payroll tax deferral and a $2.4 million legal settlement payment, both of which had been accrued in previous years.

The Company’s net debt (total debt less cash and cash equivalents) was $170.8 million as of December 31, 2022, compared to $178.5 million as of December 31, 2021. Gross debt decreased by $11.3 million during the twelve months ended December 31, 2022, from $202.6 million at the end of 2021 to $191.3 million as of December 31, 2022. The Company’s leverage ratio at December 31, 2022 was the lowest it has been since prior to the Onstream acquisition in December of 2018. The Company’s bank defined consolidated debt leverage ratio was just under 3.5 times as of the twelve-month period ended December 31, 2022.

Outlook for 2023
The Company is providing its preliminary full year guidance for 2023. Based on current market conditions, the Company anticipates 2023 full year revenue between $710 to $740 million and adjusted EBITDA between $70 to $75 million. The Company additionally expects to generate Free Cash Flow between $30 to $33 million. The Company is optimistic about its current level of activity, given stable energy markets, improving commercial aerospace demand, and a rapidly developing Data Solutions offering.

Conference Call
In connection with this release, MISTRAS will hold a conference call on March 9, 2023, at 9:00 a.m. (Eastern).
To listen to the live webcast of the conference call, visit the Investor Relations section of MISTRAS Group’s website at www.mistrasgroup.com.

Note there is a new process to participate in the live question and answer session. Individuals wishing to participate may preregister at: https://register.vevent.com/register/BI1780b91802aa42619006d0a2f8719dab.

Upon registering, a dial-in number and unique PIN will be provided to join the conference call. Following the conference call, an archived webcast of the event will be available for one year by visiting the Investor Relations section of MISTRAS Group’s website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®
MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, and decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, power generation, civil infrastructure, and manufacturing industries towards achieving and maintaining operational excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; and building real-time monitoring equipment to enable safe travel across bridges, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing (“NDT”) field inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2021 Annual Report on Form 10-K dated March 14, 2022, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term “Adjusted EBITDA” used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalents and the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). A reconciliation of these non-GAAP financial measurements to GAAP are also set forth in tables attached to this press release. In the tables attached is also a table reconciling “Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) before Special Items (non-GAAP), “Net Income (Loss) (GAAP)" to "Net Income (Loss) Excluding Special Items (non-GAAP)”, and “Diluted EPS (GAAP)” to “Diluted EPS Excluding Special Items (non-GAAP)” which reconciles the non-GAAP amount to a GAAP measurement.

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$20,488	$24,110
Accounts receivable, net	123,657	109,511
Inventories	13,556	12,686
Prepaid expenses and other current assets	10,181	15,031
Total current assets	167,882	161,338
Property, plant and equipment, net	77,561	86,578
Intangible assets, net	49,015	59,381
Goodwill	199,635	205,439
Deferred income taxes	779	2,174
Other assets	40,032	47,285
Total Assets	$534,904	$562,195

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$12,532	$12,870
Accrued expenses and other current liabilities	77,844	83,863
Current portion of long-term debt	7,425	20,162
Current portion of finance lease obligations	4,201	3,765
Income taxes payable	1,726	755
Total current liabilities	103,728	121,415
Long-term debt, net of current portion	183,826	182,403
Obligations under finance leases, net of current portion	10,045	9,752
Deferred income taxes	6,283	8,385
Other long-term liabilities	32,273	39,328
Total Liabilities	$336,155	$361,283

Commitments and contingencies

Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 29,895,487 and 29,546,263 shares issued	298	295
Additional paid-in capital	243,031	238,687
Accumulated Deficit	(11,489)	(17,988)
Accumulated other comprehensive loss	(33,390)	(20,311)
Total Mistras Group, Inc. stockholders’ equity	198,450	200,683
Non-controlling interests	299	229
Total Equity	198,749	200,912
Total Liabilities and Equity	$534,904	$562,195

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	For the quarter ended December 31,		For the year ended December 31,
	2022	2021	2022	2021

Revenue	$168,218	$171,163	$687,373	$677,131
Cost of revenue	111,720	115,233	466,567	457,013
Depreciation	5,559	6,336	22,633	22,971
Gross profit	50,939	49,594	198,173	197,147
Selling, general and administrative expenses	42,298	42,755	166,595	161,334
Bad debt provision for troubled customers, net of recoveries	(247)	—	42	—
Legal settlement and litigation charges (benefit), net	—	1,012	(994)	2,042
Research and engineering	471	576	1,994	2,518
Depreciation and amortization	2,603	2,880	10,661	11,950
Acquisition-related expense, net	12	65	76	1,133
Income from operations	5,802	2,306	19,799	18,170
Interest expense	3,713	2,187	10,505	10,882
Income before provision (benefit) for income taxes	2,089	119	9,294	7,288
Provision (benefit) for income taxes	(774)	208	2,720	3,395
Net income (loss)	2,863	(89)	6,574	3,893
Less: net income (loss) attributable to noncontrolling interests, net of taxes	21	5	75	33
Net income (loss) attributable to Mistras Group, Inc.	$2,842	$(94)	$6,499	$3,860
Earnings per common share
Basic	$0.09	$0.00	$0.22	$0.13
Diluted	$0.09	$0.00	$0.21	$0.13
Weighted average common shares outstanding:
Basic	29,983	29,637	29,901	29,572
Diluted	30,258	30,138	30,229	30,130

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Revenue
Services	$138,085	$141,136	$573,336	$555,387
International	28,984	28,546	112,425	117,245
Products and Systems	4,061	4,332	12,727	13,831
Corporate and eliminations	(2,912)	(2,851)	(11,115)	(9,332)
	$168,218	$171,163	$687,373	$677,131

	For the quarter ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Gross profit
Services	$40,701	$38,797	$159,049	$155,384
International	8,267	8,004	33,591	34,282
Products and Systems	1,976	2,346	5,490	7,001
Corporate and eliminations	(5)	447	43	480
	$50,939	$49,594	$198,173	$197,147

Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category
(in thousands)

Revenue by industry was as follows:

Three Months Ended December 31, 2022	Services	International	Products	Corp/Elim	Total
Oil & Gas	$86,474	$8,636	$123	$—	$95,233
Aerospace & Defense	12,369	4,308	68	—	16,745
Industrials	9,668	5,835	812	—	16,315
Power Generation and Transmission	8,619	1,799	624	—	11,042
Other Process Industries	8,561	3,716	5	—	12,282
Infrastructure, Research & Engineering	4,658	1,930	1,505	—	8,093
Petrochemical	5,304	123	—	—	5,427
Other	2,432	2,637	924	(2,912)	3,081
Total	$138,085	$28,984	$4,061	$(2,912)	$168,218

Three Months Ended December 31, 2021	Services	International	Products	Corp/Elim	Total
Oil & Gas	$82,296	$9,215	$170	$—	$91,681
Aerospace & Defense	14,274	4,172	121	—	18,567
Industrials	11,252	6,264	761	—	18,277
Power Generation and Transmission	12,947	2,151	604	—	15,702
Other Process Industries	11,711	3,019	(12)	—	14,718
Infrastructure, Research & Engineering	1,330	2,019	1,208	—	4,557
Petrochemical	3,003	36	—	—	3,039
Other	4,323	1,670	1,480	(2,851)	4,622
Total	$141,136	$28,546	$4,332	$(2,851)	$171,163

Year ended December 31, 2022	Services	International	Products	Corp/Elim	Total
Oil & Gas	356,763	30,654	335	—	387,752
Aerospace & Defense	61,475	18,763	314	—	80,552
Industrials	38,197	23,703	2,083	—	63,983
Power Generation and Transmission	31,197	8,304	2,603	—	42,104
Other Process Industries	40,778	14,021	28	—	54,827
Infrastructure, Research & Engineering	15,283	7,946	3,994	—	27,223
Petrochemical	15,360	536	—	—	15,896
Other	$14,283	$8,498	$3,370	$(11,115)	$15,036
Total	$573,336	$112,425	$12,727	$(11,115)	$687,373

Year ended December 31, 2021	Services	International	Products	Corp/Elim	Total
Oil & Gas	330,880	35,232	808	—	366,920
Aerospace & Defense	51,593	16,513	286	—	68,392
Industrials	41,873	24,000	1,842	—	67,715
Power Generation and Transmission	39,966	9,927	2,853	—	52,746
Other Process Industries	38,742	12,593	64	—	51,399
Infrastructure, Research & Engineering	16,809	11,496	3,985	—	32,290
Petrochemical	19,378	227	—	—	19,605
Other	16,146	7,257	3,993	(9,332)	18,064
Total	$555,387	$117,245	$13,831	$(9,332)	$677,131

Revenue by Oil & Gas Sub-category was as follows:

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Oil and Gas Revenue by sub-category
Upstream	35,154	32,692	152,590	135,615
Midstream	24,363	27,060	111,144	109,527
Downstream	35,716	31,929	124,018	121,778
Total	$95,233	$91,681	$387,752	$366,920

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) from Operations before
Special Items (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Services:
Income from operations (GAAP)	$14,301	$9,467	$49,616	$48,458
Bad debt provision for troubled customers, net of recoveries	(247)	—	42	—
Reorganization and other costs	59	32	99	129
Legal settlement and insurance (recoveries) charges, net	—	—	(841)	1,650
Acquisition-related expense, net	—	94	45	1,128
Income before special items (unaudited, non-GAAP)	$14,113	$9,593	$48,961	$51,365

International:
Income (loss) from operations (GAAP)	$888	$(319)	$3,566	$1,839
Reorganization and other costs	71	300	(43)	424
Legal settlement and insurance (recoveries) charges, net	—	737	—	737
Income before special items (unaudited, non-GAAP)	$959	$718	$3,523	$3,000

Products and Systems:
Income (loss) from operations (GAAP)	$342	$536	$(992)	$(117)
Reorganization and other costs	—	—	—	27
Income (loss) before special items (unaudited, non-GAAP)	$342	$536	$(992)	$(90)

Corporate and Eliminations:
Loss from operations (GAAP)	$(9,729)	$(7,378)	$(32,391)	$(32,010)
Legal settlement and insurance (recoveries) charges, net	—	275	(153)	(345)
Loss on debt modification	—	—	693	278
Reorganization and other costs	—	93	139	93
Acquisition-related expense, net	12	(29)	31	5
Loss before special items (unaudited, non-GAAP)	$(9,717)	$(7,039)	$(31,681)	$(31,979)

Total Company
Income from operations (GAAP)	$5,802	$2,306	$19,799	$18,170
Bad debt provision for troubled customers, net of recoveries	(247)	—	42	—
Reorganization and other costs	130	425	195	673
Legal settlement and insurance (recoveries) charges, net	—	1,012	(994)	2,042
Loss on debt modification	—	—	693	278
Acquisition-related expense, net	12	65	76	1,133
Income before special items (unaudited, non-GAAP)	$5,697	$3,808	$19,811	$22,296

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Net cash provided by (used in):
Operating activities	$15,875	$19,792	$26,406	$42,261
Investing activities	(3,361)	(3,057)	(12,238)	(18,551)
Financing activities	(11,570)	(14,379)	(16,323)	(23,245)
Effect of exchange rate changes on cash	1,460	(843)	(1,467)	(2,115)
Net change in cash and cash equivalents	$2,404	$1,513	$(3,622)	$(1,650)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2022	2021	2022	2021

Net cash provided by operating activities (GAAP)	$15,875	$19,792	$26,406	$42,261
Less:
Purchases of property, plant and equipment	(3,541)	(3,031)	(12,591)	(18,161)
Purchases of intangible assets	(245)	(228)	(825)	(1,115)
Free cash flow (non-GAAP)	$12,089	$16,533	$12,990	$22,985

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	For the year ended December 31,
	2022	2021

Current portion of long-term debt	$7,425	$20,162
Long-term debt, net of current portion	183,826	182,403
Total Gross Debt (GAAP)	191,251	202,565
Less: Cash and cash equivalents	(20,488)	(24,110)
Total Net Debt (non-GAAP)	$170,763	$178,455

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2022	2021	2022	2021

Net income (loss)	$2,863	$(89)	$6,574	$3,893
Less: Net income attributable to noncontrolling interests, net of taxes	21	5	75	33
Net income (loss) attributable to Mistras Group, Inc.	$2,842	$(94)	$6,499	$3,860
Interest expense	3,713	2,187	10,505	10,882
Provision (benefit) for income taxes	(774)	208	2,720	3,395
Depreciation and amortization	8,162	9,216	33,294	34,921
Share-based compensation expense	1,169	1,505	5,335	5,421
Reorganization and other related costs, net	130	425	195	673
Legal settlement and insurance recoveries, net	—	1,012	(994)	2,042
Acquisition-related expense, net	12	65	76	1,133
Loss on debt modification	—	—	693	278
Bad debt provision for troubled customers, net of recoveries	(247)	—	42	—
Foreign exchange (gain) loss	709	27	(215)	371
Adjusted EBITDA	$15,716	$14,551	$58,150	$62,976

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(tabular dollars in thousands, except per share data)

	For the quarter ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$2,842	$(94)	$6,499	$3,860
Special items	(105)	1,502	12	4,126
Tax impact on special items	25	(301)	(17)	(917)
Special items, net of tax	$(80)	$1,201	$(5)	$3,209
Net income attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$2,762	$1,107	$6,494	$7,069

Diluted EPS (GAAP)	$0.09	$0.00	$0.21	$0.13
Special items, net of tax	0.00	0.04	0.00	0.10
Diluted EPS Excluding Special Items (non-GAAP)	$0.09	$0.04	$0.21	$0.23